Exhibit 99.1

Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CONVERSION RATE ADJUSTMENT FOR 5.50% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES B

BOSTON, MASSACHUSETTS - April 12, 2017 - American Tower Corporation (NYSE: AMT) announced an adjustment to the conversion rates for its 5.50% Mandatory Convertible Preferred Stock, Series B (the “Series B Preferred Stock”). The adjustment to the conversion rates is being made pursuant to the Certificate of Designations establishing the Series B Preferred Stock (the “Certificate of Designations”) in light of American Tower’s previously announced first quarter 2017 common stock cash dividend of $0.62 per common share and in recognition of carried-forward adjustments relating to common stock cash dividends paid on April 28, 2015, July 16, 2015, October 7, 2015, January 13, 2016, April 28, 2016, July 15, 2016, October 17, 2016 and January 13, 2017, which adjustments were deferred and carried forward as permitted under the Certificate of Designations. The new Fixed Conversion Rates and Fundamental Change Conversion Rates (each as defined in the Certificate of Designations) are as set forth below:

Minimum Conversion Rate:          8.6870
Maximum Conversion Rate:        10.4244
Fundamental Change Conversion Rates:

	Share Price on Effective Date
Effective Date	$49.45	$69.23	$89.01	$95.93	$108.79	$115.12	$128.56	$138.45	$148.34
March 3, 2015	9.3496	9.2991	8.9735	8.8562	8.6870	8.6870	8.6870	8.6870	8.6870
February 15, 2016	9.7226	9.6702	9.2769	9.1203	8.8685	8.7720	8.6870	8.6870	8.6870
February 15, 2017	10.0817	10.0844	9.6781	9.4600	9.0776	8.9298	8.7239	8.6870	8.6870
February 15, 2018	10.4244	10.4244	10.4244	10.4244	9.1924	8.6870	8.6870	8.6870	8.6870

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 147,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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